EXHIBIT 10.21
TOLL BROTHERS, INC.
Cash Bonus Plan
(Amended and restated as of December 10, 2009)
     1. Purpose. The purpose of the Plan is to provide performance-based bonuses for the Participant (as defined herein). The bonuses will be paid partly in accordance with a formula that is based on the financial success of the Company (as defined herein), and partly on the basis of performance goals that can be modified from time to time, all as part of an integrated compensation program which is intended to assist the Company in motivating and retaining leadership of superior ability, industry and loyalty.
     2. Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:
          (a) “Board of Directors” shall mean the Board of Directors of the Company.
          (b) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (c) “Committee” shall mean the Executive Compensation Committee of the Board of Directors or such other committee as may be established by the Board of Directors for these purposes which shall consist solely of two or more Outside Directors.
          (d) “Company” shall mean Toll Brothers, Inc., a Delaware corporation, and any successor thereto.
          (e) “Outside Director” shall mean a member of the Board of Directors who (i) is not a current employee of the Company or any affiliate, (ii) is not a former employee of the Company or any affiliate who is receiving compensation for services (other than benefits under a tax-qualified retirement plan), (iii) was not an officer of the Company or any affiliate at any time, (iv) is not currently receiving compensation for services from the Company or any affiliate in any capacity other than as a member of the Board of Directors, and (v) is a “Non-Employee Director” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934.
          (f) “Participant” shall mean the officer of the Company named in Section 3 hereof.
          (g) “Performance Period” shall mean the Plan Year, or such other shorter period as may be established as a Performance Period by the Committee from time to time.
          (h) “Plan” shall mean the Toll Brothers, Inc. Cash Bonus Plan, as set forth herein, and as may be amended from time to time.
          (i) “Plan Year” shall mean the fiscal year of the Company beginning on November 1 and ending on October 31.

     3. Participation. Robert I. Toll is the sole Participant in the Plan.
     4. Term of Plan. Subject to approval of the Plan by the stockholders of the Company, the Plan shall be in effect for the Plan Year ending October 31, 2008 and shall continue in subsequent Plan Years until terminated by the Board of Directors.
     5. Bonus Entitlement.
          (a) The Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification by the Committee that the performance goals set forth in Section 6 have been satisfied.
          (b) The bonus payment under the Plan shall be paid to the Participant during the last week of December or the first week of January after the close of the fiscal year with respect to which the bonus is to be paid.
          (c) The bonus payment under the Plan may be paid to the Participant in cash, shares of Company common stock, or a combination of both, at the discretion of the Committee. If the Committee desires to pay any portion of the bonus payment in shares of Company common stock, the number of shares the Participant shall receive shall be determined by dividing the dollar amount of the bonus payment (or relevant portion thereof) by the closing price of the Company’s common stock on the New York Stock Exchange on the last business day of the Performance Period relating to such Bonus. Payment of shares shall be under the terms of the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007), or any successor plan, and may be in the form of a stock award or stock units.
          (d) No bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the stockholders of the Company and the approval of the Plan by such stockholders.
          (e) The Participant’s entitlement to receive any bonus under the terms of the Plan shall be considered to be a vested right as of the last day of the relevant Plan Year. Payment of such bonus as provided for under this Section 5 is intended to ensure that payment of the Participant’s bonus is not considered to be a form of nonqualified deferred compensation for purposes of Code Section 409A by requiring that payment be made in all events in a manner that is consistent with the exception for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4).
          (f) Notwithstanding anything herein to the contrary, in the event of the Participant’s termination of employment by reason of his death or disability, the Committee may determine to pay all or a portion of the bonus that would have been payable had the Participant remained employed by the Company through the date the bonus would have become vested as provided above based on such facts and circumstances as the Committee deems appropriate, in its sole discretion.

     6. Plan Year Bonus; Components of Bonus.
          (a) The Participant is entitled to a bonus for a Plan Year which, subject to Section 5 above and to the limitations set forth below and the other terms and conditions set forth in the Plan, is equal to the sum of the following amounts:
               (i) 2.0% of Income Before Income Taxes and Bonus (as defined herein); and
               (ii) The Plan Year Performance Bonus (as described in Section 7, below).
          (b) Notwithstanding the foregoing, in no event shall the maximum aggregate amount payable to the Participant as a bonus under Section 6(a)(i) and (ii) in any Plan Year exceed $25,000,000.
          (c) For purposes of the Plan, the term “Income Before Income Taxes and Bonus” shall mean the amount which, except for the recognition of bonuses to the Participant under the Plan, would be reported as the Company’s income before taxes in conformity with generally accepted accounting principles in the Company’s audited consolidated financial statements for the Plan Year for which the bonus is being calculated
     7. Plan Year Performance Bonus. The Plan Year Performance Bonus shall consist of an amount determined as follows:
          (a) Prior to or within the first ninety (90) days of a Performance Period (or, if shorter than a full year, within the first 25 percent of the Performance Period), the Committee shall establish, in writing, with respect to such Performance Period one or more specific Performance Goals and an objective formula or method for computing the amount of bonus compensation payable to the Participant if the specified Performance Goals are attained.
          (b) The performance goals established by the Committee shall be based on one or more of the following business criteria for the Company as a whole or any of its subsidiaries, operating divisions or other operating units: debt ratings, debt to capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on assets, return on capital, return on equity, attraction of new capital, cash flow, earnings per share, net income, pre-tax income, pre-tax pre-bonus income, operating income, gross revenue, net revenue, gross homebuilding margin, net margin, pre-tax margin, share price, total shareholder return, acquisition of assets, acquisition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, or any combination of or variations on the foregoing. The performance goals established by the Committee based on the aforementioned business criteria may be measured, where the Committee deems appropriate, before or after any applicable write-offs, and may be measured in comparison to a budget approved by the Committee, a peer group established by the Committee or a stated goal established by the Committee.
          (c) The performance goals may be modified at the discretion of the Committee to take into account significant items or events, and may be adjusted to reflect the opening or expanding of new geographic regions or development of new business lines. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon the Participant’s attainment of business objectives with respect to any of the goals set forth in Section 7(b), or implementing policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.
          (d) As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Company and/or the Participant has achieved the performance goal or goals established for such Performance Period, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination. In addition, the Committee shall calculate the amount of the Participant’s Plan Year Performance Bonus for such Performance Period based upon the levels of achievement of the relevant performance goals and the objective formula or formulae established for such purposes with respect to such Performance Period.
          (e) The Committee shall have no discretion to increase the amount of the Plan Year Performance Bonus, but the Committee may, at its sole discretion, determine to reduce the amount that will be considered to be the Plan Year Performance Bonus, or to set the Plan Year Performance Bonus at $0, where the Committee determines, at any time, and after taking into account such facts and circumstances as it deems relevant, that such a reduction or elimination of the Plan Year Performance Bonus is appropriate.
          (f) In no event can the maximum amount that may be awarded as a Plan Year Performance Bonus under this Section 7 during any Plan Year exceed the greater of (i) $5,200,000 and (ii) 1/10 of 1% of the Company’s consolidated revenues for such Plan Year. In the event there are two or more Performance Periods ending within a single Plan Year, the Plan Year limitation shall be applied to each Performance Period consistent with the performance-based compensation regulations applicable under Code Section 162(m), such that the total amount awarded as a Plan Year Performance Bonus for all Performance Periods ending during such Plan Year shall not exceed the maximum amount set forth in this Section 7(f).
          (g) The establishment of performance goals and payment of the Plan Year Performance Bonus shall, in all cases, be implemented in a manner consistent with the requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder. This Section 7(g) is intended to incorporate by reference certain requirements, including, but not limited to, the requirement that, in all cases, the outcome (i.e., the achievement of the relevant performance goals at a level sufficient to generate a Plan Year Performance Bonus that is more than $0) must be substantially uncertain at the time the Committee actually establishes the relevant performance goals, and that each of the performance goals must be objective, such that a third party having knowledge of the relevant facts could determine whether the goal has been met.

     8. Committee.
          (a) Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:
               (i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;
               (ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties; and
               (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.
          (b) Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.
          (c) Compensation and Expenses. Members of the Committee shall receive no separate compensation for services rendered as members of the Committee and shall only be compensated for their services as members of the Board of Directors and any other Committee of the Board of Directors which is entitled to compensation. Members of the Committee shall be entitled to receive from the Company their reasonable expenses incurred in administering the Plan.
          (d) Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.
          (e) Inspection of Documents. The Committee shall make available to the Participant and his beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of the Participant and his beneficiary under the Plan.
     9. Effective Date, Termination and Amendment.
          (a) Effective Date of Participation in Plan. Subject to stockholder approval of the Plan, participation in this Plan shall be effective for the Plan Year ending October 31, 2008 and shall continue thereafter until the Plan is terminated.
          (b) Amendment and Termination of the Plan. The Plan may be terminated or revoked by action of the Committee at any time and amended by action of the Committee from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, may reduce the amount of a bonus payment that is due, but has not yet been paid, and provided further that no changes that would increase the amount of bonuses determined pursuant to Section 6 of the Plan shall be effective without approval by the Committee and without disclosure to and approval by the stockholders of the Company in a separate vote prior to payment of such bonuses. In addition, the Plan may be modified or amended by the Committee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code, as they relate to the exemption for “performance-based compensation” under the limitations on the deductibility of compensation imposed under Code Section 162(m).
     10. Miscellaneous Provisions.
          (a) Unsecured Creditor Status. The Participant, when entitled to a bonus payment hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title, or interest now or at any time in the future.
          (b) Other Company Plans. It is agreed and understood that any benefits under the Plan are in addition to any and all benefits to which the Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that the Plan shall not affect or impair the rights or obligations of the Company or the Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.
          (c) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.
          (d) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon the Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss the Participant, or otherwise deal with the Participant to the same extent as though the Plan had not been adopted.
          (e) Incapacity. If the Committee determines that the Participant, or any beneficiary then entitled to a benefit under this Plan, is unable to care for his affairs because of illness or accident, or is a minor, any benefit due the Participant or his beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for the Participant or his beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.
          (f) Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.
          (g) Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of the Participant or his beneficiary for benefits under the Plan, the Committee shall provide written notice within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:
               (i) the specific reasons for such denial;
               (ii) the specific reference to the Plan provisions on which the denial is based;
               (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and
               (iv) an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.
If the Participant or his beneficiary is denied a claim for benefits, the Participant may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the Participant or his beneficiary or authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision in writing in a manner calculated to be understood by the Participant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.
          (h) Withholding. The Participant or his beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.